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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Precision Response Corporation that is made a part of the Registration Statement and related Prospectus (Form S-4 No. 333-71305) of USA Networks, Inc. for the registration of 23,595,765 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 4, 1999 with respect to the financial statements and schedule of USA Networks, Inc. as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998 included in its Annual Report (Form 10-K) for 1998 filed with the Securities and Exchange Commission.

New York, New York
February 14, 2000